                                                                     Exhibit 2.1






                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                       COMMUNICATIONS INSTRUMENTS, INC.,


                             RF ACQUISITION CORP.


                                      AND


                                 CORCOM, INC.





                                March 10, 1998






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
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                               TABLE OF CONTENTS

                                                                       Page
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
ARTICLE I--THE MERGER................................................... 1
     SECTION 1.01   The Merger.......................................... 1
     SECTION 1.02   Effective Time; Closing............................. 2
     SECTION 1.03   Effects of the Merger............................... 2
     SECTION 1.04   Articles of Incorporation and By-Laws of the
                           Surviving Corporation........................ 2
     SECTION 1.05   Directors........................................... 2
     SECTION 1.06   Officers............................................ 2
     SECTION 1.07   Conversion of Common Shares......................... 2
     SECTION 1.08   Conversion of the Merger Sub Shares................. 3
     SECTION 1.09   Company Option Plans................................ 3
     SECTION 1.10   Shareholders' Meeting; Proxy Statement.............. 3
     SECTION 1.11   Closing............................................. 4

ARTICLE II--DISSENTING SHARES; PAYMENT FOR SHARES....................... 4
     SECTION 2.01   Dissenting Shares................................... 4
     SECTION 2.02   Payment for Common Shares........................... 4

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............. 6
     SECTION 3.01   Organization and Qualification; Subsidiaries........ 6
     SECTION 3.02   Charter and By-Laws................................. 6
     SECTION 3.03   Capitalization...................................... 6
     SECTION 3.04   Authority Relative to this Agreement................ 7
     SECTION 3.05   No Conflict; Required Filings and Consents.......... 7
     SECTION 3.06   SEC Reports and Financial Statements................ 8
     SECTION 3.07   Information......................................... 8
     SECTION 3.08   State Takeover Statutes; Required Vote.............. 9
     SECTION 3.09   Brokers............................................. 9
     SECTION 3.10   Material Adverse Effect............................. 9
     SECTION 3.11   Litigation.......................................... 9
     SECTION 3.12   Absence of Certain Changes or Events................ 9
     SECTION 3.13   Employee Benefit Plans..............................10
     SECTION 3.14   Material Contracts and Other Agreements.............12
     SECTION 3.15   Real Estate Leases..................................13
     SECTION 3.16   Real Property.......................................13
     SECTION 3.17   Compliance with Laws................................14
     SECTION 3.18   Proprietary Rights..................................14
     SECTION 3.19   No Undisclosed Liabilities..........................15
     SECTION 3.20   Title to Personal Property..........................15
     SECTION 3.21   Labor Relations.....................................15
     SECTION 3.22   Taxes and Tax Returns...............................15
     SECTION 3.23   Environmental Matters...............................16

                                      -i-
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     SECTION 3.24   Accounts Receivable.................................18
     SECTION 3.25   Inventory...........................................18
     SECTION 3.26   Product and Service Warranty........................18
     SECTION 3.27   Opinion of Financial Advisor........................18
     SECTION 3.28   Effective Time......................................18

ARTICLE IV--REPRESENTATIONS AND WARRANTIES
     OF THE PARENT AND THE MERGER SUB...................................19
     SECTION 4.01   Organization and Qualification......................19
     SECTION 4.02   Authority Relative to this Agreement................19
     SECTION 4.03   No Conflict; Required Filings and Consents..........19
     SECTION 4.04   Information.........................................20
     SECTION 4.05   Ownership of Securities.............................20
     SECTION 4.06   Financing...........................................20
     SECTION 4.07   Equity Investment...................................20

ARTICLE V--COVENANTS....................................................21
     SECTION 5.01   Conduct of Business of the Company..................21
     SECTION 5.02   Access to Information...............................23
     SECTION 5.03   Reasonable Best Efforts.............................23
     SECTION 5.04   Consents............................................23
     SECTION 5.05   Public Announcements................................24
     SECTION 5.06   Indemnification.....................................24
     SECTION 5.07   Notification of Certain Matters.....................24
     SECTION 5.08   State Takeover Laws.................................25
     SECTION 5.09   No Solicitation.....................................25
     SECTION 5.10   Break-Up Fee; Expense Reimbursement.................26

ARTICLE VI--CONDITIONS TO CONSUMMATION OF THE MERGER....................26
     SECTION 6.01   Conditions to Parties' Obligations..................26
     SECTION 6.02   Conditions to the Parent's and the Merger Sub's
                           Obligation to Effect the Merger..............27
     SECTION 6.03   Conditions to the Company's Obligation to
                           Effect the Merger............................28
     SECTION 6.04   Satisfaction or Waiver of Conditions................28

ARTICLE VII--TERMINATION; AMENDMENTS; WAIVER............................29
     SECTION 7.01   Termination.........................................29
     SECTION 7.02   Effect of Termination...............................29
     SECTION 7.03   Expense Reimbursement for Company...................30
     SECTION 7.04   Amendment...........................................30
     SECTION 7.05   Extension; Waiver...................................30

ARTICLE VIII--DEFINITIONS...............................................30

ARTICLE IX--MISCELLANEOUS...............................................33
     SECTION 9.01   Non-Survival of Representations and Warranties......33
     SECTION 9.02   Entire Agreement; Assignment........................33

                                     -ii-
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     SECTION 9.03   Validity............................................33
     SECTION 9.04   Notices.............................................33
     SECTION 9.05   Governing Law.......................................34
     SECTION 9.06   Descriptive Headings................................34
     SECTION 9.07   Counterparts........................................34
     SECTION 9.08   Parties in Interest.................................35
     SECTION 9.09   Certain Definitions.................................35

                         AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 10, 1998, is made by and among Communications Instruments, Inc., a North Carolina corporation (the "Parent"), RF Acquisition Corp., an Illinois corporation and a wholly-owned subsidiary of the Parent (the "Merger Sub"), and Corcom, Inc., an Illinois corporation (the "Company"). Cross-references to the defined terms used in this Agreement are set forth in Article VIII below.

          WHEREAS, the Merger Sub is a corporation duly organized and validly existing under the laws of the State of Illinois having authorized capital shares consisting of 1,000 shares of common stock, $.01 par value per share ("Merger Sub Shares"), all of which are of one class and all of which are entitled to vote, and all of which are issued and outstanding and owned by the Parent.

          WHEREAS, the Company is a corporation duly organized and validly existing under the laws of the State of Illinois and having authorized capital shares consisting of 10,000,000 shares of common stock, no par value per share ("Common Shares"), all of which are of one class and all of which are entitled to vote, and of which 3,823,243 shares are issued and outstanding.

          WHEREAS, the Parent desires to purchase all outstanding Common Shares through the merger of the Merger Sub with and into the Company (the "Merger"), with the Company surviving the Merger and the Merger Sub ceasing to exist (the Company and the Merger Sub being hereinafter sometimes referred to as the "Constituent Corporations" and the Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation"), all upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Merger Sub and the Company agree as follows:


                                   ARTICLE I

                                  THE MERGER

      SECTION 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the Business Corporation Act of 1983 of the State of Illinois (the "Illinois Act"), at the Effective Time (as defined in
Section 1.02) the Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

      SECTION 1.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the Company and the Merger Sub shall execute in the manner required by the Illinois Act and deliver to the Secretary of State of the State of Illinois a duly executed and verified Articles of Merger in accordance with Section 5/11.25 of the Illinois Act, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective when a certificate of merger (the "Certificate of Merger") is issued by the Secretary of State of the State of Illinois. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is issued.

      SECTION 1.03 Effects of the Merger. The Merger shall have the effects set forth in Section 5/11.50 of the Illinois Act.

      SECTION 1.04 Articles of Incorporation and By-Laws of the Surviving Corporation.

       (a) The Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

       (b) Subject to the provisions of Section 5.06 of this Agreement, the By-Laws of the Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

      SECTION 1.05 Directors. Subject to applicable law, the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

      SECTION 1.06 Officers. To the extent permitted under applicable law, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

      SECTION 1.07 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares held by the Parent, the Merger Sub, any wholly-owned subsidiary of the Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 2.01)) shall be converted into the right to receive in cash an amount equal to the Merger Price (as defined below), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share. The "Merger Price" shall be an amount per Common Share equal to $13.00. The "Aggregate Common Share Merger Price" shall be an amount equal to the Merger Price multiplied by the number of Common Shares outstanding as of the Effective Time. The "Aggregate Merger Price" shall be an amount equal to the sum of the Aggregate Common Share Merger Price and the Option Payment (as defined in Section 1.09).

      SECTION 1.08 Conversion of the Merger Sub Shares. At the Effective Time, each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

      SECTION 1.09 Company Option Plans. The Company shall cause each outstanding option to purchase Common Shares (each, an "Option") to be cancelled, as of the Effective Time, at which time the Company will pay each holder of an Option (whether or not such Option is then vested or exercisable) an amount determined by multiplying (i) the excess, if any, of the Merger Price over the applicable exercise price of such Option by (ii) the number of Common Shares such holder could have purchased if such holder had exercised such Option in full immediately prior to such time (without giving effect to any antidilutive changes in the number of such Common Shares arising from the Merger and assuming any unvested Options have vested) (the sum of all such payments, the "Option Payment"). Prior to the Effective Time, the Company shall obtain all consents necessary to give effect to the transaction described in the foregoing sentence.

      SECTION 1.10  Shareholders' Meeting; Proxy Statement.

          (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

               (i) duly call, give notice of, convene and hold a special meeting of its shareholders (a "Shareholders' Meeting") as soon as reasonably practicable following the date hereof for the purpose of considering and taking action upon this Agreement;

               (ii) prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with the Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

               (iii) include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

          (b) The Parent agrees that it will vote, or cause to be voted, all of the Common Shares then owned by it, the Merger Sub or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

      SECTION 1.11 Closing. The closing of the Merger contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois as soon as practicable after the satisfaction or waiver of all of the conditions to the Merger contained in Article VI or at such other time and place as the Parent, the Merger Sub and the Company shall agree.


                                  ARTICLE II

                     DISSENTING SHARES; PAYMENT FOR SHARES

      SECTION 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected his or her appraisal rights in accordance with Section 5/11.65 of the Illinois Act and who has not effectively withdrawn or lost his right to such appraisal, if such
Section 5/11.65 provides for dissenters' rights for such Common Shares in the Merger (a "Dissenting Share"), shall not be converted into the right to receive the Merger Price as provided in Section 1.07, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the Illinois Act, but the holder thereof shall only be entitled to such rights as are granted by the Illinois Act and shall not be entitled to vote or to exercise any other rights of a shareholder of the Company except as provided in the Illinois Act. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the Illinois Act shall receive such payment from the Surviving Corporation in accordance with the Illinois Act. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to dissent, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give the Parent prompt notice of any demands received by the Company for appraisal of Common Shares and, prior to the Effective Time, the Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or offer to settle, any such demands.

      SECTION 2.02  Payment for Common Shares.

       (a) From and after the Effective Time, a bank or trust company as shall be mutually acceptable to the Parent and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 1.07. At the Effective Time, the Parent or the Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent the Aggregate Common Share Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 1.07.

       (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by the Parent or the Merger Sub, any wholly-owned subsidiary of the Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by the Parent or the Merger Sub, any wholly owned subsidiary of the Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the Aggregate Common Share Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

       (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Aggregate Common Share Merger Price relating thereto, without any interest or dividends thereon.

       (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the Aggregate Common Share Merger Price relating thereto, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

       (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Price as provided in
Section 1.07.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Parent and the Merger Sub that except as set forth in the Company Disclosure Statement which it has delivered to the Parent and the Merger Sub simultaneous with its execution of this Agreement (the "Company Disclosure Statement"):

      SECTION 3.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Each of the Company's subsidiaries (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary.

      SECTION 3.02 Charter and By-Laws. The Company has heretofore made available to the Parent and the Merger Sub a complete and correct copy of the charter and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of the Subsidiaries.

      SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of 10,000,000 Common Shares. As of the close of business on March 6, 1998 (the "Reference Date"), the Company had issued and outstanding 3,823,243 Common Shares and 142,000 options to purchase Common Shares. Since the Reference Date, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, and neither the Company nor any of its Subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement and except for the Company's obligations in respect of the Options under the Corcom, Inc. 1985 Key Employees' Incentive Stock Option Plan, the Corcom, Inc. 1988 Key Employees' Incentive Stock Option Plan, the Corcom, Inc. 1991 Directors' Stock Option Plan, and the Corcom, Inc. 1994 Directors' Stock Option Plan (collectively, the "Option Plans"), there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Subsidiaries as are owned by the Company or any of its Subsidiaries are owned in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien").

     SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of two-thirds of the Common Shares then outstanding, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the Parent and the Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     SECTION 3.05  No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company or comparable organizational documents of any of the Subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of the Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or re sult in any loss of any material benefit, or the creation of any Lien on any of the properties or assets of the Company or any of the Subsidiaries (any of the foregoing referred to in clause (ii) or this clause
(iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected.

          (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the issuance of the Certificate of Merger by the Secretary of State of the State of Illinois, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), and (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (v) consents the failure of which to obtain or make would not have a Material Adverse Effect on the Company (as defined in Section 3.10 below), or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     SECTION 3.06  SEC Reports and Financial Statements.

          (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since January 1, 1995 (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments). The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements.

     SECTION 3.07 Information. None of the information set forth in the Company Disclosure Statement or supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company pursuant to this Section 3.07 with respect to statements made therein based on information supplied by the Parent or the Merger Sub in writing specifically for inclusion in the Proxy Statement.

     SECTION 3.08 State Takeover Statutes; Required Vote. The Board has taken all action so that prior to the execution hereof, the Board has approved the Merger pursuant to Sections 5/7.85 and 5/11.75 of the Illinois Act. As of the date hereof, no other state takeover statutes, including without limitation, any business combination act, are applicable to the Merger, this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares is required to approve the transactions contemplated by this Agreement. No other vote of the shareholders of the Company is required by law, the Articles of Incorporation or By-Laws of the Company or otherwise for the Company to consummate the Merger and the transactions contemplated hereby.

     SECTION 3.09 Brokers. Except for the Company's retention of ABN AMRO Incorporated, none of the Company, any of the Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     SECTION 3.10 Material Adverse Effect. There have been no events, conditions, developments or states of fact which singly or in the aggregate since December 31, 1996 have had or are reasonably expected to have a Material Adverse Effect on the Company that were not disclosed in the Company Disclosure Statement or in any of the reports filed with the SEC as described in Section
3.06. Since December 31, 1997, the Company has not taken any action or agreed to take any action that the Company is prohibited from taking after the date hereof by Section 5.01. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change in or effect on the business, assets, operations, financial condition, results of operations, customer relations, supplier relations, or business prospects of the Company or any of the Subsidiaries that is, or is reasonably expected to be, materially adverse to the Company and the Subsidiaries taken as a whole.

     SECTION 3.11 Litigation. Except as may be disclosed in the SEC Reports (as defined in Section 3.06(a) hereof) or the Company Disclosure Statement, there are no actions, proceedings or investigations pending or, to the best of the Company's knowledge, threatened against the Company or the Subsidiaries before any court or governmental or regulatory authority or body. Neither the Company nor the Subsidiaries nor any of their assets is subject to any order, judgment, injunction or decree.

     SECTION 3.12 Absence of Certain Changes or Events. Since December 31, 1997, except as set forth in the SEC Reports (as defined in Section 3.06(a) hereof) or the Company Disclosure Statement, (a) neither the Company nor any Subsidiary has incurred any indebtedness for money borrowed except in the ordinary and usual conduct of the Company's business; (b) neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any other individual, firm or corporation, other than any obligation relating to existing co-insurance programs and the endorsement of checks for collection in the ordinary and usual course of business; (c) there has been no creation or assumption by the Company or any Subsidiary of any Lien on any asset; (d) there has been no loan, advance or capital contribution to or investment in any person by the Company or any Subsidiary except in the ordinary and usual conduct of the Company's business; (e) neither the Company nor any Subsidiary has entered into any contract, lease, commitment or transaction with any officer, director or any affiliate (as defined in Rule 405 of the SEC promulgated under the Securities Act) of the Company or any Subsidiary (other than pursuant to consulting or employment agreements or other employee benefit arrangements); (f) there has been no transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, which in either case is material to the Company and the Subsidiaries taken as a whole (other than transactions, commitments and relinquishments contemplated by this Agreement and other than sales of inventory in the ordinary and usual course of business and other than investments of a capital nature in the ordinary and usual course of business); (g) neither the Company nor any Subsidiary has purchased or leased any real property; (h) neither the Company nor any Subsidiary has leased any equipment or property other than in the ordinary and usual course of business; (i) there has been no change in any method of accounting or accounting practice by the Company or the Subsidiaries;
(j) there has been no grant (whether or not in writing and whether formal or informal) of any severance or termination pay to any current or former officer or employee of the Company or any Subsidiary, any employment, bonus, profit sharing, pension, retirement, deferred compensation, fringe benefit, or other similar agreement with or plan or program for (or, except as required by law, any amendment, formal or informal, to any such existing agreement with or plan or program for) any current or former officer, director, employee or consultant of the Company or any Subsidiary, any increase in benefits payable under any existing severance or termination pay policies, employment agreements, or deferred compensation or fringe benefit plan or program or any increase in compensation, bonus or other benefits payable, or to become payable, to officers, directors, employees or consultants of the Company or any Subsidiary other than increases in benefits to non-officer employees of the Company in the ordinary course of business in accordance with past practices; (k) there has been no repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other ownership interest of the Company or any Subsidiary; (l) there has been no declaration or payment of any dividend on, or other distribution with respect to, any capital stock of the Company or any Subsidiary; and (m) neither the Company nor any Subsidiary has entered into any other transaction other than in the ordinary course of business.

     SECTION 3.13  Employee Benefit Plans.

          (a) The Company Disclosure Statement sets forth a true and complete list of all Plans (as defined below) maintained or sponsored by the Company or any Subsidiary, contributed to by the Company or any Subsidiary, to which the Company or any Subsidiary is obligated to contribute or with respect to which the Company or any Subsidiary has any liability or potential liability, including all Plans contributed to, maintained or sponsored by any member of the controlled group of companies, within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Company and/or any Subsidiary is or, during the last three years, ever was a member (the "Company Controlled Group") (to the extent that the Company or any Subsidiary has any liability or potential liability with respect to such Plans). For purposes of this Agreement, the term "Plans" shall mean: (i) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded, (ii) employment agreements, and (iii) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not covering employees residing in the United States, including without limitation, stock bonus, stock option, stock appreciation right, stock purchase, "phantom stock," deferred compensation, pension, profit sharing, savings, severance, bonus, vacation, incentive, travel, and health, disability and welfare plans. Neither the Company nor any Subsidiary has any commitment, whether formal or informal, to create any additional employee benefit plans, or to modify any existing Plan except as may be required to conform to changes in applicable law.

          (b) Neither the Company nor any Subsidiary has within the last five years participated in, contributed to or been obligated to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA ("Multiemployer Plan"), nor does the Company or any Subsidiary have any other liability or potential liability with respect to any Multiemployer Plan or with respect to any employee benefit plan of the type described in Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder).

          (c) Neither the Company nor any Subsidiary maintains, contributes to, has any obligation to contribute to or has any other liability or potential liability with respect to any Plan that is a defined benefit pension plan or that is subject to the funding requirements of Section 412 of the Code and
Section 302 of ERISA. There has been no complete or partial termination of any Plan which could result in any material liability to the Company or any Subsidiary.

          (d) Neither the Company nor any Subsidiary maintains or has any obligation to contribute to (or has any other liability or potential liability with respect to) any Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees, current or future former employees, current or future former independent contractors, or the spouses, dependents or beneficiaries thereof, other than in accordance with
Section 4980B of the Code, Sections 601 et seq. of ERISA, and/or other applicable continuation coverage law.

          (e) None of the Plans obligates the Company or the Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control", as such term is defined in Section 280G of the Code.

          (f) With respect to each Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued. No Plan has any unfunded liabilities.

          (g) Each Plan and all related trusts, insurance contracts and funds have been maintained, funded, and administered in material compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. Neither the Company nor any Subsidiary has incurred, or expects to incur, any liability to the Internal Revenue Service ("IRS"), the Department of Labor, any other governmental (whether of the United States or otherwise) agency, or any person with respect to any Plan currently or previously maintained by members of the Company Controlled Group that has not been satisfied in full, and no condition exists that presents a risk to the Company and/or the Subsidiaries or any other member of the Company Controlled Group of incurring such a liability (other than liability for routine benefit claims). None of the Company, any Subsidiary, any trustee or administrator of any Plan, or other person has engaged in any transaction with respect to the Plans which could subject the Company, any Subsidiary, or any trustee or administrator of the Plans, or any party dealing with any Plan, to any tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law. No actions, investigations, suits or claims with respect to the Plans (other than routine claims for benefits) or any fiduciary or other person dealing with such Plans are pending or threatened and the Company has no knowledge of any facts which could give rise to or be expected to give rise to any such actions, investigations, suits or claims.

          (h) No prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Plan, other than a transaction which is exempt under Section 408 of ERISA or for which no excise tax is assessed under Section 4975 of ERISA.

          (i) All Plans which are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter from the IRS.

          (j) No underfunded defined benefit plan has been, during the five years preceding the Effective Time, transferred out of the Company Controlled Group.

          (k) With respect to each Plan, and upon the request of the Parent, the Company has provided the Parent with true, complete and correct copies, to the extent applicable, of all documents pursuant to which the Plans are maintained, funded and administered.

     SECTION 3.14 Material Contracts and Other Agreements. The Company Disclosure Statement sets forth a complete and accurate list of the following contracts and commitments to which the Company or any Subsidiary is a party or by which any of their respective properties are bound: (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving personal property with annual rental payments in excess of $50,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments (other than letters of credit issued in the ordinary course of business pursuant to existing credit agreements in respect of inventory purchases) in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from the Company or its Subsidiaries of more than $50,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with 30 days or less notice without premium or penalty; (g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits; (h) agreements, contracts or commitments limiting the freedom of the Company or any of the Subsidiaries to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual,
(i) contracts that are terminable, or under which payments by the Company or any Subsidiary may be accelerated, upon a change in control of the Company, (j) written contracts with distributors of the Company's or any of the Subsidiaries' products, and (k) any other agreements material to the Company and its Subsidiaries taken as a whole. The Company has furnished or made available accurate and complete copies of the foregoing contracts and agreements to the Parent. The termination of any oral agreement or understanding to which the Company or a Subsidiary is a party of the type described in Sections 3.14(f) and 3.14(j) above would not, to the Company's knowledge, have a Material Adverse Effect on the Company. Each such oral agreement or understanding is terminable by the Company or a Subsidiary, as the case may be, without premium or penalty. As to each contract and commitment referred to above (i) there exists no breach or default, and no event has occurred which with notice or passage of time would constitute such a breach or default or permit termination, notification or acceleration, on the part of the Company or any Subsidiary or, to the best knowledge of the Company, on the part of any third party and (ii) as of the Effective Time, no third party consent, approval or authorization shall be required for the consummation of the Transactions. This Section 3.14 does not relate to real property, such items being the subject of Section 3.15.

     SECTION 3.15 Real Estate Leases. The Company Disclosure Statement sets forth a list of (a) all leases and subleases under which the Company or the Subsidiaries is lessor or lessee of any real property together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto; (b) all options held by the Company or the Subsidiaries or contractual obligations on the part of the Company or the Subsidiaries to purchase or acquire any interest in real property; and (c) all options granted by the Company or the Subsidiaries or contractual obligations on the part of the Company or the Subsidiaries to sell or dispose of any interest in real property. Except as set forth in the Company Disclosure Statement, as to such leases, subleases and other agreements referred to above, (i) there exists no breach or default, and no event has occurred which with notice or passage of time would constitute such a breach or default or permit termination, notification or acceleration, on the part of the Company or any Subsidiary, or on the part of any other party thereto, and (ii) as of the Effective Time, no material third party consent, approval or authorization shall be required for the consummation of the Merger. To the Company's knowledge, there are no Liens on any of the leasehold interests set forth on the Company Disclosure Statement hereof except for (i) Liens reflected in the balance sheet included in the Company's Form 10-K for the period ended December 31, 1996, (ii) Liens of record consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property which do not materially detract from the value of, or materially impair the use of, such property by the Company or the Subsidiaries in the operation of their respective businesses, (iii) Liens for current Taxes (as defined in Section 3.22(a)), assessments or governmental charges or levies on property not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (which contested levies are described on the Company Disclosure Statement), and (iv) Liens imposed by law, such as materialman's, mechanic's, carrier's, workers' and repairmen's Liens securing obligations not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or securing obligations not being paid in the ordinary course of business in accordance with customary and commercially reasonable practice. (collectively, "Permitted Liens").

     SECTION 3.16 Real Property. The Company Disclosure Statement lists all real property owned by the Company and the Subsidiaries. Each of the Company and the Subsidiaries has good and marketable title in fee simple to its respective real properties set forth on the Company Disclosure Statement, in each case, to the Company's knowledge, free and clear of all Liens, except for Permitted Liens.

     SECTION 3.17 Compliance with Laws. The Company and the Subsidiaries have substantially complied and, to the Company's knowledge, are in substantial compliance with applicable federal, state or local statutes, laws and regulations including, without limitation, any applicable building, zoning, health, sanitation, safety, labor relations or other law, ordinance or regulation. Neither the Company nor any Subsidiary has (a) failed to obtain any license, permit, franchise or other governmental authorization which is necessary to the operations of the business of the Company and the Subsidiaries, taken as a whole, or (b) received any notice of any alleged violation or breach of any law or regulation or of any license, permit, franchise or authorization.

     SECTION 3.18 Proprietary Rights. The Company Disclosure Statement contains a complete and accurate list of all patents and patent applications; all trademarks, service marks, trade dress, trade names, internet domain names and corporate names; all registered copyrights and all material unregistered copyrights; all registrations, applications and renewals for any of the foregoing; owned by the Company or the Subsidiaries or in which any of them has any rights and all contracts, agreements and licenses relating to any of the foregoing. All right, title and interest in and to each of the foregoing is owned by the party identified on the Company Disclosure Statement, free and clear of any Liens or royalty obligations except as set forth on the Company Disclosure Statement. The Company and each Subsidiary owns all right, title and interest in and to, or has a valid and enforceable license to use, free and clear of all Liens, all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), trademarks, trade names, service marks, internet domain names, copyrights, mask works, and registrations, applications and renewals for any of the foregoing, trade secrets and confidential information (including, but not limited to know-how and formulas), computer software and other material intellectual property rights necessary for the conduct of their respective businesses as now being conducted (collectively, the "Proprietary Rights"). To the Company's knowledge, neither the Company nor any Subsidiary has infringed or is infringing on any Proprietary Rights belonging to any other person, firm or corporation. Neither the Company nor any of the Subsidiaries has granted any licenses with respect to any of their respective Proprietary Rights. Neither the Company nor any of the Subsidiaries has received any notice, nor does the Company or any of the Subsidiaries have any knowledge of any infringement or misappropriation by or misuse or conflict with respect to the use of its corporate name or any of its Proprietary Rights or of any facts which indicate a likelihood of any of the foregoing. The validity of the Proprietary Rights and the Company's or any Subsidiary's title thereto is not being questioned in any suit, action, investigation, legal, administrative or other proceeding to which the Company or any Subsidiary has been notified that it is a party or, to the Company's knowledge, to which any other person is a party nor, to the Company's knowledge, is any such suit, action, investigation, legal, administrative or other proceeding threatened. None of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, except where such malfunctions would not have a Material Adverse Effect on the Company. The consummation of the Merger will not adversely affect the Company's or any Subsidiary's title and interest in and to the Proprietary Rights.

     SECTION 3.19 No Undisclosed Liabilities. There is no liability or obligation of the Company or any Subsidiary of any nature, whether absolute, accrued, contingent or otherwise other than: (a) the liabilities and obligations reflected on the September 30, 1997 consolidated balance sheet contained in the SEC Reports (the "September Balance Sheet"); (b) all liabilities and obligations of the Company and the Subsidiaries incurred since September 30, 1997 in the ordinary and usual course of business; and (c) any liabilities and obligations relating to contracts not yet required to be performed.

     SECTION 3.20 Title to Personal Property. Each of the Company and the Subsidiaries has good title to or a valid and enforceable leasehold interest in, or a contractual or common law right to use, all personal property material to the operation of its business, free and clear of all Liens other than Permitted Liens.

     SECTION 3.21 Labor Relations. There is (a) no unfair labor practice complaint, grievance or arbitration pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary and (c) to the best knowledge of the Company, no labor union organizing campaign in progress with respect to any employees of the Company or the Subsidiaries.

     SECTION 3.22 Taxes and Tax Returns. Except as set forth in the Company Disclosure Statement:

          (a) all United States federal and state income and other Tax returns and reports required to be filed by the Company and the Subsidiaries on or before the Effective Time (including extensions to the due date for such returns) with respect to the business or assets of the Company and the Subsidiaries have been or will be duly filed and all federal, state, local and foreign taxes of any kind ("Taxes") have been paid or will be paid when due, except such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

          (b) neither the Company nor the Subsidiaries has been notified in writing by any taxing authority, or otherwise has any knowledge, of any pending actions, suits, claims or assessments for any Tax deficiency;

          (c) all U.S. federal and state income tax returns referred to in
Section 3.22(a) above filed through the year ended December 31, 1994 have been examined and closed, or the periods during which any tax due with respect to such returns may be assessed have expired without extension or waiver;

          (d) no consent has been or will be filed with respect to the Company or the Subsidiaries relating to Section 341(f) of the Internal Revenue Code;

          (e) neither the Company nor the Subsidiaries is a party to any Tax indemnity or Tax sharing agreement;

          (f) there are no liens for Taxes (other than for Taxes not yet due) on any assets of the Company or the Subsidiaries;

          (g) neither the Company nor any of the Subsidiaries will be required
(i) as a result of a change in method of accounting or a taxable period ending on or prior to the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision of federal, state, local or foreign income Tax law) in taxable income for any taxable period ending after the Effective Time or (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in or exclude any item of deduction from any taxable period ending after the Effective Time;

          (h) neither the Company nor any of the Subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code) other than one of which the Company was the common the Parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Company; and

          (i) neither the Company nor any of the Subsidiaries has made any payments, or is or will become obligated (under any contract entered into on or before the Effective Time) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

     SECTION 3.23  Environmental Matters.

          (a) Compliance Generally. The Company and the Subsidiaries have complied in all material respects with and are in material compliance with all Environmental and Safety Requirements (as defined in Section 3.23(j)).

          (b) Permits. The Company and the Subsidiaries have obtained and complied in all material respects with, and are in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of their business, and such permits, licenses and other authorizations may be relied upon for continued lawful conduct of the business and operations of the Company and its Subsidiaries immediately after the Effective Time without transfer, reissuance, or other approval or action by any governmental entity or other person.

          (c) Claims. Except as set forth in the Company Disclosure Statement, the Company and the Subsidiaries have not received any claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

          (d) Storage Tanks, Asbestos, PCBs. Except as set forth in the Company Disclosure Statement, no above-ground or underground storage tank, asbestos in any form or condition, or polychlorinated biphenyls (PCBs) exists at any property owned, used, leased or occupied or formerly owned, used, leased or occupied in connection with the business or operation of the Company and its Subsidiaries.

          (e) Certain Environmental Liabilities. Except as set forth in the Company Disclosure Statement, the Company and the Subsidiaries have not stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any hazardous substance, pollutant, contaminant or waste, or owned or operated any facility or property, so as to give rise to liabilities of the Company and its Subsidiaries pursuant to the Environmental and Safety Requirements, including without limitation any liability for response costs, corrective action, natural resources damages, personal injury, property damage or attorneys fees.

          (f) Operations. Except as set forth in the Company Disclosure Statement, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company and the Subsidiaries will prevent, hinder or limit continued compliance with Environ mental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any Environmental and Safety Requirement relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.

          (g) Transaction-Triggered Requirements. Except as set forth in the Company Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein imposes any obligations for site investigation or cleanup, or notification to or consent of governmental entity or any other person, pursuant to any "transaction-triggered" Environmental and Safety Requirement.

          (h) Liability for Others. Except as set forth in the Company Disclosure Statement, the Company and the Subsidiaries have not, either expressly or by operation of law, assumed or undertaken any liability or corrective or remedial obligation of any other person relating to Environmental and Safety Requirements.

          (i) Environmental Liens. Except as set forth in the Company Disclosure Statement, no Environmental Lien (as defined below) has attached to any property owned, leased or operated by the Company and the Subsidiaries arising out of any action or omission of the Company and the Subsidiaries or, to the Company's knowledge, any other person.

          (j) "Environmental and Safety Requirements" means all legal requirements, and all obligations under any contract, concerning public health and safety, worker health and safety, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

          (k) "Environmental Lien" means any Lien, either recorded or unrecorded, in favor of any governmental entity and relating to any liability arising under Environmental and Safety Requirements.

     SECTION 3.24 Accounts Receivable. All of the notes and accounts receivable of the Company and the Subsidiaries reflected on the face of the September Balance Sheet were, and all notes and accounts receivable of the Company and the Subsidiaries as of the Effective Time will be, good and valid receivables and, to the best knowledge of the Company, collectible after the Effective Time at the aggregate amount recorded therefor on the books and records of the Company as of the Effective Time, net of a reasonable allowance for doubtful accounts.

     SECTION 3.25 Inventory. All inventory of the Company and the Subsidiaries reflected on the face of the September Balance Sheet was, and all inventory of the Company and the Subsidiaries as of the Effective Time will be, in accordance with the Company's past custom and practice, merchantable and fit for the purpose for which it was procured or manufactured and is and as of the Effective Time will be, to the best knowledge of the Company, useable for the purpose for which such inventory was acquired or produced by the Company.

     SECTION 3.26 Product and Service Warranty. Each product sold or delivered and each service rendered by the Company and the Subsidiaries with respect to any such product has been in conformity with all material applicable contractual commitments and all material express and implied warranties of the Company and the Subsidiaries. No product sold or delivered or service rendered by the Company or the Subsidiaries with respect to any such product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto. Prior to the date hereof, the Company and the Subsidiaries have delivered to the Parent copies of the standard terms and conditions of sale for products delivered and services rendered by the Company and the Subsidiaries with respect thereto (containing all applicable guaranty, warranty and indemnity provisions).

     SECTION 3.27 Opinion of Financial Advisor. The Company has received the opinion of ABN AMRO Incorporated, dated the date hereof, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, a copy of which opinion has been delivered to the Parent and the Merger Sub.

     SECTION 3.28 Effective Time. The representations and warranties of the Company and the Subsidiaries contained in this Article 3 and elsewhere in this Agreement and all information contained in any exhibit, schedule, or attachment hereto or in any certificate or other writing delivered by, or on behalf of the Company to the Parent shall be true and correct on the date of the

Closing as though then made, except as affected by the transactions expressly disclosed in writing to the Parent by the Company prior to the Closing.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                       OF THE PARENT AND THE MERGER SUB

     The Parent and the Merger Sub represent and warrant to the Company as follows:

     SECTION 4.01 Organization and Qualification. The Parent is a corporation duly organized, validly existing and in good standing under the laws of North Carolina and each material subsidiary of the Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Parent and each of its subsidiaries (including the Merger Sub) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary. The term "Material Adverse Effect on the Parent", as used in this Agreement, means any change in or effect on the business, assets, operations, financial condition, results of operations, customer relations, supplier relations, or business prospects of the Parent or any of its subsidiaries that is, or is reasonably expected to be, materially adverse to the Parent and its subsidiaries taken as a whole.

     SECTION 4.02 Authority Relative to this Agreement. Each of the Parent and the Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Parent and the Merger Sub and by the Parent as shareholder of the Merger Sub and no other corporate proceedings on the part of the Parent or the Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of the Parent and the Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditor's rights generally and (ii) is subject to general principles of equity.

     SECTION 4.03  No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by the Parent or the Merger Sub, the consummation by the Parent or the Merger Sub of the transactions contemplated hereby or compliance by the Parent or the Merger Sub with any of the provisions hereof will (i) conflict with or violate the organizational documents of the Parent or the Merger Sub, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Parent or the Merger Sub, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or the Merger Sub, or any of their subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected.

          (b) None of the execution and delivery of this Agreement by the Parent and the Merger Sub, the consummation by the Parent and the Merger Sub of the transactions contemplated hereby or compliance by the Parent and the Merger Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the issuance of the Certificate of Merger by the Secretary of State of the State of Illinois, (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals,
(iv) compliance with the HSR Act, and (v) Consents the failure of which to obtain or make would not have a Material Adverse Effect on the Parent or materially adversely affect the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereby.

      SECTION 4.04 Information. None of the information supplied or to be supplied by the Parent and the Merger Sub in writing specifically for inclusion in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.05 Ownership of Securities. Neither the Parent or any of its affiliates was at the time the Board approved the Merger, an "Interested Shareholder" as defined in Section 5/7.85 of the Illinois Act.

      SECTION 4.06 Financing. In connection with the transactions contemplated in this Agreement, Bank of America has issued a commitment letter to the Parent to provide funds sufficient to pay the Merger Price, a true and correct copy of which has been delivered to the Company two business days prior to the execution of this Agreement.

      SECTION 4.07 Equity Investment. At the Closing, the Parent will have received at least a $30.0 million equity investment from CII Technologies, Inc., its sole stockholder ("CIIT"), including, for purposes of this calculation, all amounts previously received from CIIT.

                                   ARTICLE V

                                   COVENANTS

      SECTION 5.01 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of the Subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of the Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of the Parent:

          (a) adopt any amendment to its charter or By-Laws or comparable organizational documents;

          (b) except for issuances of capital stock of the Subsidiaries to the Company or a wholly-owned Subsidiary, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof;

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly-owned Subsidiaries;

          (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (e) except for increases in salary and wages granted to officers and hourly employees of the Company or the Subsidiaries in conjunction with promotions or other changes in job status or normal compensation reviews in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of the Subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Option Plans or otherwise) or grant any additional severance or termination pay to (other than as required by existing agreements or policies described in the Company Disclosure Statement), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of the Subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable; provided, further, however, that the Company may enter into severance agreements, in the form heretofore agreed upon with Parent, with each of Michael Raleigh, Fernando Pena, Oswald Hoffman, Gary Baltimore, Joseph Ritter and Sheryl Bishop.

          (f) except as set forth in the Company Disclosure Schedule, acquire, sell, lease or dispose of any assets or securities which are material to the Company and the Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary and the Company or another wholly owned Subsidiary;

          (g) except as set forth in the Company Disclosure Schedule (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and the Subsidiaries may incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned Subsidiary; or

          (h) settle or compromise any suit or claim or threatened suit or claim material to the transactions contemplated hereby or material to the Company and its Subsidiaries, taken as a whole;

          (i) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any material contract, (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of the Subsidiaries; provided, however, that the Company may not under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party;

          (j) make any Tax election not required by law or settle or compromise any Tax liability, in either case that is material to the Company and the Subsidiaries; or

          (k) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 5.01 or any action which would cause any representation or warranty in this

Agreement to be or become untrue or incorrect in any material respect as of the date when made or deemed made.

      SECTION 5.02 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause the Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give the Parent and the Merger Sub and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") full access, during normal business hours, to the offices and other facilities and to the books and records of the Company and the Subsidiaries and will cause the Company Representatives and the Subsidiaries to furnish the Parent, the Merger Sub and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and the Subsidiaries as the Parent and the Merger Sub may from time to time request. In addition, the Parent will comply with the terms of the Confidentiality Agreement (as hereinafter defined).

      SECTION 5.03 Reasonable Best Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

      SECTION 5.04  Consents.

          (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

          (b) In furtherance and not in limitation of the foregoing, each of the parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority ("Antitrust Laws").

          (c) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which the Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

      SECTION 5.05 Public Announcements. So long as this Agreement is in effect, but only until the Effective Time, the Parent, the Merger Sub and the Company agree to use best efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

      SECTION 5.06  Indemnification.

          (a) The Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company and the Subsidiaries (the "Indemnified Parties"), as provided in their respective charters or by-laws or, to the extent set forth in the Company Disclosure Statement, as provided in an agreement between an Indemnified Party and the Company or one of its Subsidiaries, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Parent shall pay all expenses, including attorney's fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.06 subject to the limitations of the Illinois Act.

          (b) The Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the director's and officer's liability insurance maintained by the Company and during such six-year period shall notify the directors in writing covered thereby of payment by the Surviving Corporation of the premiums associated with such liability insurance ten business days prior to the date such premium payments are due; provided that the Surviving Corporation may substitute therefor other policies not materially less advantageous to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

      SECTION 5.07 Notification of Certain Matters. The Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Prior to the Effective Time, the Parent shall promptly notify the Company of (i) any material developments which are likely to result in the Parent not having sufficient funds to pay the Merger Price and (ii) any material changes agreed to by the Parent to the commitment letter described in Section 4.06.

      SECTION 5.08 State Takeover Laws. The Company shall, upon the request of the Parent, take all reasonable steps to assist in any challenge by the Parent to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

      SECTION 5.09 No Solicitation. (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of the Subsidiaries or any of its or the Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the Subsidiaries or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or any of the Subsidiaries (an "Acquisition Transaction") or negotiate or otherwise engage in substantive discussions with any person (other than the Merger Sub, the Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may, in response to a Favorable Third Party Proposal (as defined below) furnish information to, and negotiate or otherwise engage in substantive discussions with, the party making such Favorable Third Party Proposal if the Board or Directors of the Company determines in good faith by a majority vote, that failing to take such action would constitute a breach of the fiduciary duties of the Board.

          For purposes of this Agreement a "Favorable Third Party Proposal" shall mean a written proposal from a credible third party regarding the acquisition of substantially all the capital stock of the Company, a merger, consolidation or other business combination with the Company or a sale of substantially all the assets of the Company, which proposal (i) is not subject to any financing or regulatory uncertainty greater than the financing and regulatory uncertainties to which the transaction contemplated by this Agreement is subject, (ii) is, in the written opinion of a nationally recognized investment bank, more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby, and (iii) was not solicited by or on behalf of the Company in violation of this Section 5.09.

          (b) Upon executing this Agreement, the Company shall immediately advise the Parent in writing regarding the identity of any other persons or entities with whom the Company has had direct or indirect contact since September 30, 1997 regarding a possible Acquisition Transaction. The Company shall immediately advise the Parent in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 5.09(a) and furnish to the Parent either a copy of any such proposal or a written summary of any such proposal.

      SECTION 5.10   Break-Up Fee; Expense Reimbursement.
                     -----------------------------------

          (a) If (i) on or before June 30, 1998 (the "Termination Date"), a third party or group of related third parties become the beneficial owners of 50% or more of the outstanding voting securities of the Company (by a tender offer, exchange offer, stock issuance or otherwise), including any such transaction in which any of Werner E. Neuman, James A. Steinback or Carolyn A. Berry (each, a "Controlling Shareholder") or their affiliates participate, or
(ii) the Merger is not consummated for any of the following reasons: (A) the Company's Board of Directors authorizes or recommends, or the Company enters into an agreement or agreement in principle or closes, an Acquisition Transaction (other than the Merger) or the Company's Board of Directors fails to recommend, or adversely modifies or withdraws its recommendation, to the Company's shareholders that they vote to approve the Merger as a result of
Section 7.01(d), or takes any action to abandon or terminate this Agreement in accordance with Section 7.01(d), (B) a Controlling Shareholder or the Company fails to call a Shareholders' Meeting, or (C) the shareholders of the Company approve an Acquisition Transaction (other than the Merger), then the Company will promptly, but in no event later than three business days after the first of such events to occur, pay $2,000,000 to the Parent, plus an amount not to exceed $500,000 for the transaction expenses incurred by the Merger Sub and the Parent.

          (b) The parties agree that the payment of the fees and expenses required pursuant to and in the manner set forth in this Section 5.10 is a material inducement to the Parent and the Merger Sub to enter into this Agreement and is intended to compensate the Parent and the Merger Sub for the opportunity costs and risks of entering into this Agreement.


                                  ARTICLE VI

                   CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.01 Conditions to Parties' Obligations. The respective obligations of each party to effect the Transactions shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding Common Shares of the Company entitled to vote thereon.

          (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

          (c) No (i) order issued by any United States federal or state or foreign governmental or regulatory authority or body and no statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign government or governmental authority shall be in effect which, or (ii) action, suit, or proceeding shall be pending before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge which, would (A) prevent consummation of any of the Transactions or (B) cause any of the Transactions to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

     SECTION 6.02 Conditions to the Parent's and the Merger Sub's Obligation to Effect the Merger. The obligations of the Parent and the Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time.

          (b) The Company shall have performed in all material respects each covenant and complied with each agreement to be performed and complied with by them hereunder.

          (c) At the time of Closing, holders of no more than 5% of the outstanding Common Shares shall have dissented and preserved their rights to seek appraisal.

          (d) The Company shall have furnished to the Parent a certificate dated as of the Effective Time in which the Company shall certify that an appropriate inquiry has been made of the principal executive officers of the Company having principal responsibilities for the matters as to which representations and warranties have been made by the Company in this Agreement and for the performance of the covenants of the Company set forth in this Agreement, and after completion of such inquiry, the Company has no reason to believe that the conditions set forth in Section 6.02(a) and Section 6.02(b) have not been fulfilled. The parties hereto acknowledge and agree that, absent fraud, the officer(s) of the Company executing the certificate described above on behalf of the Company shall have no personal liability in respect of such certificate.

          (e) Mr. Werner E. Neuman and the Company shall have entered into a Consulting and Noncompetition Agreement effective January 1, 1999 in the form heretofore agreed among Mr. Neuman, the Company and the Parent, and such agreement shall be in full force and effect.

          (f) The Parent shall have obtained the debt financing in the amount identified in the commitment letter referenced in Section 4.06 above on terms and conditions which are substantially similar to the Parent and its affiliates than the terms and conditions set forth on such commitment letter.

          (g) The Parent shall have received from the Company's counsel, D'Ancona & Pflaum, an opinion, addressed to the Parent and its senior lenders, dated as of the Effective Time, subject to customary qualifications and exceptions, to the effect that (i) this Agreement and all other agreements entered into by the Company or Controlling Shareholders in connection with the Transactions have been duly authorized by the Board of Directors of the Company (in case of the Company) and are valid, binding and enforceable in accordance with their respective terms and (ii) the Articles of Merger have been filed in accordance with applicable law and upon filing of the Articles of Merger in Illinois, the Merger has been duly consummated and is effective under Illinois law.

          (h) The fees and expenses of legal counsel, investment bankers and accountants (including any representatives of legal counsel, investment bankers or accountants) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby and paid or payable by the Company (whether before or after the Closing) shall not have exceeded $1,250,000 in the aggregate.

     SECTION 6.03 Conditions to the Company's Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) All representations and warranties of the Parent and the Merger Sub in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time.

          (b) Each of the Parent and the Merger Sub shall have performed in all material respects each covenant and complied with each agreement to be performed and complied with by it hereunder (including, without limitation, deposit of the Aggregate Common Share Merger Price with the Paying Agent).

          (c) The Company will have received from the Parent's counsel, Kirkland & Ellis, an opinion, addressed to the Company, dated as of the Effective Time, subject to customary qualifications and exceptions, to the effect that (i) this Agreement and all other agreements entered into by the Parent or the Merger Sub in connection with the Transactions have been duly authorized by the Board of Directors of the Parent or the Merger Sub, as the case may be, and are valid, binding and enforceable in accordance with their respective terms.

          (d) Each of the Parent and the Merger Sub shall have furnished to the Company a certificate dated as of the Effective Time in which the Parent or the Merger Sub, as the case may be, shall certify that an appropriate inquiry has been made of its executive officers having principal responsibilities for the matters as to which representations and warranties have been made by the Parent or the Merger Sub, as the case may be, in this Agreement and for the performance of the covenants of the Parent or the Merger Sub, as the case may be, set forth in this Agreement, and after completion of such inquiry, the Parent or the Merger Sub, as the case may be, has no reason to believe that the conditions set forth in Section 6.03(a) and Section 6.03(b) have not been fulfilled. The parties hereto acknowledge and agree that, absent fraud, the officer(s) of the Parent or the Merger Sub, as the case may be, executing the certificate described above on behalf of the Parent or the Merger Sub, as the case may be, shall have no personal liability in respect of such certificate.

     SECTION 6.04 Satisfaction or Waiver of Conditions. The conditions set forth in this Article VI shall be deemed to have been satisfied for purposes of this Agreement if, as and when (a) the conditions in Section 6.01 have been satisfied or waived by the Parent, the Merger Sub and the Company in writing; (b) the conditions in Section 6.02 shall have been satisfied or waived by the Parent and the Merger Sub in writing; and (c) the conditions in Section 6.03 shall have been satisfied or waived by the Company in writing.

                                  ARTICLE VII

                        TERMINATION; AMENDMENTS; WAIVER

     SECTION 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (with any termination by the Parent also being an effective termination by the Merger
Sub):

          (a) by the mutual written consent of the Boards of Directors (or duly authorized committees thereof) of the Parent, the Merger Sub and the Company;

          (b) by any party if (i) the Company's shareholders fail to approve this Agreement at the Shareholders' Meeting or (ii) the Merger shall not have been consummated on or before the Termination Date; provided that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body, then at the request of any party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 30 days, to permit the parties to have such injunction vacated or order reversed;

          (c) by the Company, in the event of a material breach by the Parent or the Merger Sub of any representation, warranty or agreement of the Parent or the Merger Sub contained in this Agreement, in each case which has not been cured or is not curable by the earlier of (i) the Termination Date or (ii) the 30th day after notice of such breach was given to the Parent or the Merger Sub (as the case may be);

          (d) by the Company, if the Company receives a firm proposal with respect to an Acquisition Transaction which its Board of Directors determines, in the exercise of its fiduciary duties as advised by counsel, contains terms that are more favorable to the Company and its constituents, taken as a whole, than the Merger;

          (e) by the Parent, in the event of a material breach by the Company of any representation, warranty or agreement of the Company contained in this Agreement which has not been cured or is not curable by the earlier of (i) the Termination Date or (ii) the 30th day after notice of such breach was given to the Company;

          (f) by the Parent upon the occurrence of any event described in 5.10(a)(i) or 5.10(a)(ii); or

          (g) by either party if the conditions to be satisfied by the other party pursuant to Article VI hereof shall not have been satisfied (or waived) prior to the Termination Date.

     SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Section
5.10 with respect to the payment of the breakup fee and expense reimbursement as described therein, the last sentence of Section 5.02, which in each case shall survive any such termination. Nothing contained in this Section
7.02 shall relieve any party from liability for any breach of the Confidentiality Agreement.

     SECTION 7.03 Expense Reimbursement for Company. In the event this Agreement is terminated by the Company pursuant to Section 7.01(c) hereof, Parent shall promptly pay to the Company an amount equal to the actual out-of-pocket fees and expenses reasonably incurred by the Company in connection with the Merger and the transactions contemplated by this Agreement.

     SECTION 7.04 Amendment. This Agreement may be amended by the Company, the Parent and the Merger Sub at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 7.05  Extension; Waiver.  At any time prior to the Effective
Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE VIII

                                  DEFINITIONS

       "Acquisition Transaction" has the meaning set forth in Section 5.09.
        -----------------------

       "affiliate" has the meaning set forth in Section 9.09(a).
        ---------

       "Agreement" has the meaning set forth in the preamble.
        ---------

       "Antitrust Laws" has the meaning set forth in Section 5.04(b).
        --------------

       "Certificates" has the meaning set forth in Section 2.02(a).
        ------------

       "Closing Invoice Amount" has the meaning set forth in Section 1.07.
        ----------------------

       "Code" has the meaning set forth in Section 3.13(a).
        ----

       "Common Shares" has the meaning set forth in the preamble.
        -------------

       "Company" has the meaning set forth in the preamble.
        -------

       "Company Controlled Group" has the meaning set forth in Section 3.13(a).
        ------------------------

       "Company Disclosure Statement" has the meaning set forth in Article III.
        ----------------------------

       "Company Representatives" has the meaning set forth in Section 5.02.
        -----------------------

       "Confidentiality Agreement" has the meaning set forth in Section 9.02(a).
        -------------------------

       "Consent" has the meaning set forth in Section 3.05(b).
        -------

       "Constituent Corporations" has the meaning set forth in the preamble.
        ------------------------

       "control" has the meaning set forth in Section 9.09(a).
        -------

       "Controlling Shareholder" has the meaning set forth in Section 5.10(a).
        -----------------------

       "Dissenting Shares" has the meaning set forth in Section 2.01.
        -----------------

       "Effective Time" has the meaning set forth in Section 1.02.
        --------------

       "Employee Benefit Arrangement" has the meaning set forth in Section
        ----------------------------
        5.01(e).

       "Environment and Safety Requirements" has the meaning set forth in
        -----------------------------------
        Section 3.23(j).

       "Environmental Lien" has the meaning set forth in Section 3.23(k).
        ------------------

       "ERISA" has the meaning set forth in Section 3.13(a).
        -----

       "Exchange Act" has the meaning set forth in Section 3.05(b).
        ------------

       "Favorable Third Party Proposal" has the meaning set forth in Section
        ------------------------------
        5.09(a).

       "GAAP" has the meaning set forth in Section 3.06(b).
        ----

       "Governmental Entity" has the meaning set forth in Section 3.05(b).
        -------------------

       "HSR" has the meaning set forth in Section 3.05(b).
        ---

       "Illinois Act" has the meaning set forth in Section 1.01.
        ------------

       "Indemnified Parties" has the meaning set forth in Section 5.06(a).
        -------------------

       "IRS" has the meaning set forth in Section 3.13(g).
        ---

       "Lien" has the meaning set forth in Section 3.03.
        ----

       "Material Adverse Effect on the Company" has the meaning set forth in
        --------------------------------------
        Section 3.10.

       "Material Adverse Effect on the Parent" has the meaning set forth in
        -------------------------------------
        Section 4.01.

       "Merger" has the meaning set forth in the preamble.
        ------

       "Merger Price" has the meaning set forth in Section 1.07.
        ------------

       "Merger Sub" has the meaning set forth in the preamble.
        ----------

       "Merger Sub Shares" has the meaning set forth in the preamble.
        -----------------

       "Multiemployer Plan" has the meaning set forth in Section 3.13(b).
        ------------------

       "Option" has the meaning set forth in Section 1.09.
        ------

       "Option Plans" has the meaning set forth in Section 3.03.
        ------------

       "Other Filings" has the meaning set forth in Section 3.07.
        -------------

       "Parent" has the meaning set forth in the preamble.
        ------

       "Parent Representatives" has the meaning set forth in Section 5.02.
        ----------------------

       "Paying Agent" has the meaning set forth in Section 2.02(a).
        ------------

       "Permitted Liens" has the meaning set forth in Section 3.15.
        ---------------

       "Person" has the meaning set forth in Section 9.09(b).
        ------

       "Plans" has the meaning set forth in Section 3.13(a).
        -----

       "Proprietary Rights" has the meaning set forth in Section 3.18.
        ------------------

       "Proxy Statement" has the meaning set forth in Section 1.10(a)(ii).
        ---------------

       "SEC" has the meaning set forth in Section 1.10(a)(ii).
        ---

       "SEC Reports" has the meaning set forth in Section 3.06(a).
        -----------

       "Securities Act" has the meaning set forth in Section 3.06(a).
        --------------

       "September Balance Sheet" has the meaning set forth in Section 3.19.
        -----------------------

       "Shareholders' Meeting" has the meaning set forth in Section 1.10(a)(i).
        ---------------------

          "Subsidiaries" has the meaning set forth in Section 3.01.

          "Surviving Corporation" has the meaning set forth in the preamble.

          "Taxes" has the meaning set forth in Section 3.22(a).

          "Termination Date" has the meaning set forth in Section 5.10(a).

          "Violation" has the meaning set forth in Section 3.05(a).

          "Voting Debt" has the meaning set forth in Section 3.03.


                                  ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 2.02, the last sentence of Section 5.03, Section 5.06 and the last sentence Section 5.02 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

      SECTION 9.02  Entire Agreement; Assignment.

          (a) This Agreement (including the documents and the instruments referred to herein) and the letter agreement dated January 6, 1998 (the "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that the Parent may assign its rights and the Merger Sub may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of the Parent without the consent of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

      SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

          If to the Parent or the Merger Sub:
          ----------------------------------

          c/o CII Technologies, Inc.
          1396 Charlotte Hwy.
          Fairview, NC 28730
          Attention: President

          with a copy to:

          Kirkland & Ellis
          200 E. Randolph Drive
          Chicago, IL 60601
          Attention: Sanford E. Perl

          If to the Company:
          -----------------

          Corcom, Inc.
          844 East Rockland Road
          Libertyville, IL 60048
          Attention: Werner E. Neuman

          with a copy to:

          D'Ancona & Pflaum
          30 North LaSalle Street
          Suite 2900
          Chicago, IL 60602
          Attention: Walter Roth

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 9.05 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 1.09, 5.06 and 5.07, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09   Certain Definitions. As used in this Agreement:

          (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

          (c) the term "Subsidiary" or "subsidiaries" means, with respect to the Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                                 *   *   *   *

          IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                        COMMUNICATIONS INSTRUMENTS, INC.


                                        By:______________________________
                                        Name:____________________________
                                        Title:___________________________

                                        RF ACQUISITION CORP.


                                        By:______________________________
                                        Name:____________________________
                                        Title:___________________________


                                        CORCOM, INC.


                                        By:______________________________
                                        Name:____________________________
                                        Title:___________________________